Exhibit 99.1
Fastly Appoints Kip Compton as Chief Executive Officer

SAN FRANCISCO – June 16, 2025 – Fastly, Inc. (NYSE: FSLY), a leader in global edge cloud platforms, today announced that Kip Compton, Fastly's current Chief Product Officer, has been appointed CEO of the company and named to the Board of Directors, effective immediately. Compton succeeds Todd Nightingale, who has stepped down as CEO, President, and as a Director of the Board. Nightingale will remain with the company as an advisor until June 30, 2025, and will then be pursuing an external opportunity.

“We want to thank Todd for his leadership, product portfolio evolution, dedication to our customers, and for building a strong executive team that positions Fastly to seamlessly navigate this transition,” said David Hornik, Fastly’s Board Chair. “We are excited to have Kip step into the CEO role. He is a seasoned executive with a compelling vision for the future of the edge. We are confident in his ability to lead Fastly into its next chapter and drive strength in our business.”

“I am honored to lead Fastly as CEO,” said Compton. “Since joining, I have worked closely with Todd and the leadership team to elevate our strategy, increase our product velocity, and position us for growth. I look forward to building on our momentum and capitalizing on the significant opportunities in front of us.”

Compton joined Fastly in January 2024 as Chief Product Officer, with a long and proven track record of bringing world-class technology to market and growing significant businesses. Over the last year and a half, he has been instrumental in accelerating Fastly's portfolio strategy, engaging with customers and investors, and driving growth across the business.

Compton has more than 25 years of senior leadership experience delivering innovation in cloud, video, and networking. Prior to joining Fastly, Compton served as the Senior Vice President of Strategy & Business Development of Cisco Networking, where he led teams responsible for strategy, portfolio management, investments and acquisitions. Prior to that, he held various leadership roles at Cisco and Comcast in technology, business development, and operations. He holds multiple patents in digital video, security, and networking.

Compton holds a Bachelor’s degree in Computer Science and Engineering and a Master’s degree in Electrical Engineering and Computer Science, both from the Massachusetts Institute of Technology. He also holds a Master’s of Business Administration from Wharton.

Fastly reaffirms its financial guidance issued on May 7, 2025, with respect to its second quarter and full year 2025 results.

About Fastly, Inc.
Fastly’s powerful and programmable edge cloud platform helps the world’s top brands deliver online experiences that are fast, safe, and engaging through edge compute, delivery, security, and observability offerings that improve site performance, enhance security, and empower innovation at global scale. Compared to other providers, Fastly’s powerful, high-performance, and modern platform architecture empowers developers to deliver secure websites and apps with rapid time-to-market and demonstrated, industry-leading cost savings. Organizations around the world trust Fastly to help them upgrade the internet experience, including Reddit, Neiman Marcus, Universal Music Group, and SeatGeek.

Exhibit 99.1

Learn more about Fastly at https://www.fastly.com, and follow us @fastly.

Contacts

Media Contact Spring Harris press@fastly.com	Investor Contact Vernon Essi, Jr. ir@fastly.com
Source: Fastly, Inc.